UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 13, 2006
SYKES
Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.

400 N. Ashley Drive, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (813) 274-1000

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-99.1 Press Release
Ex-99.2 Real Estate Purchase and Sale Agreement

Item 1.01. Entry into a Material Definitive Agreement.
On September 13, 2006, Sykes Enterprises Incorporated (the ‘Company”) completed the sale of four third party leased U.S. customer contact management centers located in Palatka, Florida; Pikeville, Kentucky; Ada, Oklahoma; and Manhattan, Kansas to Sage Aggregation, LLC (“Sage”) for cash totaling $14.6 million, net of selling costs. The press release announcing the sale of the leased centers is attached as Exhibit 99.1. As a result of the sale, the Company recognized a net gain during September, 2006 of $13.5 million or $8.3 million net of taxes, or approximately $0.16 per diluted share.
The sale was made pursuant to a Real Estate Purchase and Sale Agreement, dated as of June 30, 2006, by and between Sykes Realty, Inc., a wholly-owned subsidiary of the Company, and Sage. The Real Estate Purchase and Sale Agreement is attached as Exhibit 99.2. There is no relationship between Sykes Realty, Inc. and the Company or its affiliates and Sage or its affiliates other than in respect of the transaction described above.
Item 9.01. Financial Statements and Exhibits.
     (c) The following exhibits are included with this Report:
Exhibit 99.1 Press release, dated September 18, 2006, announcing the sale of the leased centers on September 13, 2006.
Exhibit 99.2 Real Estate Purchase and Sale Agreement, dated June 30, 2006, by and between Sykes Realty, Inc. and Sage Aggregation, LLC.
(Remainder of page intentionally left blank.)

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES INCORPORATED
By:	/s/ W. Michael Kipphut
Senior Vice President and
Chief Financial Officer

Date: September 19, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated September 18, 2006, announcing the sale of the leased centers on September 13, 2006.

99.2	Real Estate Purchase and Sale Agreement, dated June 30, 2006, by and between Sykes Realty, Inc. and Sage Aggregation, LLC.